AMENDMENT TO MERGER AGREEMENT


     This Amendment to Merger Agreement (the "Amendment") is entered into as of July __, 1998, by and between Mr. Ralph Abravaya ("Seller"), International InterConnect, Inc. (the "Company"), WorldPort Communications, Inc., a Delaware corporation ("Purchaser") and IIC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Newco"). Seller, the Company, Purchaser and Newco are referred to collectively herein as the "Parties."

     The Parties executed a Merger Agreement (the "Agreement") on May 22, 1998.

     The Parties desire to amend certain provisions of the Agreement, as set forth herein.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

     Section 1. Closing. The Parties hereby agree that they will use their reasonable best efforts to cause all of the conditions to Closing contained in the Agreement to be satisfied on or before August 1, 1998, and to consummate the Closing on August 1, 1998.

     Section 2.  Amendment to   Section 2(d)(v)(B).  Section 2(d)(v)(B) of the
Agreement is hereby amended and restated in its entirety to read as follows:

          "(B) At and as of the Effective Time, all of the Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate amount (the "Merger Consideration") equal to (i) $500,000, plus (ii) 772,727 shares of WorldPort Common Stock, plus
     (iii) shares of WorldPort Common Stock representing the Estimated Net Working Capital less the Payoff Indebtedness, calculated at a value of $11.00 per share (the "Preliminary Merger Consideration"). The Preliminary Merger Consideration shall be paid as follows: (1) (A) an amount equal to $250,000 shall be paid to Seller at the Closing, by delivery of cash payable by wire transfer or delivery of other immediately available funds and (B) a stock certificate (the "Stock Certificate") shall be delivered to Seller at the Closing representing 734,227 shares of WorldPort Common Stock plus such number of shares of WorldPort Common Stock as represents the value of the Estimated Net Working Capital less the Payoff Indebtedness, calculated at $11.00 per share, (2) a stock certificate representing 38,500 shares of WorldPort Common Stock (the "Escrow Amount") shall at the Closing be deposited in an escrow account (the "Escrow") established pursuant to the terms and conditions of the escrow agreement by and among Purchaser, Newco, Seller and an escrow agent (the "Escrow Agent") substantially in the form of Exhibit B attached hereto (the "Escrow Agreement"); and (3) an amount equal to $250,000 shall be paid to Seller on or before the closing of the notes offering currently contemplated by Purchaser, but in any event no later than September 1, 1998, by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Merger Consideration will be subject to post-closing adjustment, as set forth in Section 2(e) below and, as so adjusted is referred to herein as the "Adjusted Merger Consideration", and to additional post-Closing adjustment, as set forth in Section 8 below and, as so additionally adjusted, is referred to herein as the "Merger Consideration"."


     Section 3. Amendments to Section 2(e)(v). Section 2(e)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

          "If the Adjusted Merger Consideration exceeds the Preliminary Merger Consideration, Purchaser shall deliver to Seller a stock certificate representing such number of shares of WorldPort Common Stock as represents such excess, calculated based on a per share price of $11.00. If the Adjusted Merger Consideration is less than the Preliminary Merger Consideration, Seller shall cause to be delivered to Purchaser such number of shares of WorldPort Common Stock as represents such deficiency, calculated based on a per share price of $11.00, by delivery of the Stock Certificate to Purchaser's transfer agent with instructions to transfer the appropriate number of shares to Purchaser and to issue a certificate to Seller for the balance. Such payments shall be made no later than five business days after (A) the 30th day after the Draft Closing Date Balance Sheet has been given by Purchaser to Seller, if Seller has not objected to the Draft Closing Date Balance Sheet within such 30 day period; (B) Purchaser and Seller have resolved any objection raised by Seller; or (C) the date the determination of the accountant described in clause (ii) above is given to Purchaser and Seller."

     Section 4. Amendment to Section 8(b). The third sentence of Section 8(b) is hereby amended and restated in its entirety as follows:

          "For purposes of the immediately preceding sentence, the shares of WorldPort Common Stock shall be deemed to have a value equal to $11.00 per share."

     Section 5. Amendments to Exhibits F and G. Exhibits F and G to the Agreement shall be amended and restated in their entirety such that the Employment Agreement to be entered into between Seller and either Purchaser or Newco, pursuant to Section 6(a)(vii) and Section 6(b)(iv), shall be in the form attached hereto as Exhibit F and the Key Employee Agreements to be entered into between either Purchaser or Newco and the Key Employees, pursuant to Section 6(a)(vii) and Section 6(b)(iv), shall be in the form attached hereto as Exhibit G.

     Section 6.  Commitments by Purchaser.

          (a) Switch. Purchaser hereby agrees that, as soon as practicable following the Closing, it shall use its reasonable best efforts to transfer to the Surviving Corporation, or otherwise grant the Surviving Corporation access to, a switch of appropriate size to meet the Company's current revenue growth outlook.

          (b) Analyst. Purchaser hereby agrees that, as soon as practicable following the Closing, it shall use its reasonable best efforts to cause the Surviving Corporation to employ, or otherwise obtain access to, an analyst or other appropriate individual to assist the Surviving Corporation in the development of its Argentina PTO business plan by September 15, 1998.

     Section 7. Terms of the Agreement Survive. Except as otherwise provided herein, all terms of the Agreement shall survive. All capitalized terms used but not defined herein shall have the meanings given in the Agreement.



     Section 8.  Miscellaneous.

          (a) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (b) Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

          (c) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.


                                                          *    *    *    *    *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            WORLDPORT COMMUNICATIONS, INC.


                                     By:
                                     Name: ____________________________
                                     Title: _____________________________


                                            IIC ACQUISITION CORP.


                                      By:
                                      Name: ____________________________
                                      Title: _____________________________


                                      INTERNATIONAL INTERCONNECT, INC.


                                      By:
                                      Name: ____________________________
                                      Title: _____________________________



                                                MR. RALPH ABRAVAYA